JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS FIRST-QUARTER 2014 NET INCOME OF
$5.3 BILLION, OR $1.28 PER SHARE, ON REVENUE1 OF $23.9 BILLION

13% RETURN ON TANGIBLE COMMON EQUITY1

SUPPORTED CONSUMERS, BUSINESSES AND COMMUNITIES

•	The Firm had solid underlying performance[2], given industry-wide headwinds in Markets and Mortgage

▪	Consumer & Community Banking: average Consumer & Business Banking deposits up 9%; credit card sales volume[1] up 10%; record client investment assets up 16%; Business Banking loan originations up 22%

▪	Corporate & Investment Bank: maintained #1 ranking for Global Investment Banking fees with 8.2% wallet share; assets under custody up 10%

▪	Commercial Banking: period-end loan balances up 7%, driven by 15% growth in Commercial Real Estate; gross investment banking revenue with Commercial Banking clients up 31%

▪	Asset Management: twentieth consecutive quarter of positive net long-term client flows; record client assets up 10%; record average loan balances up 20%

•
The Board intends to increase the second quarter common stock dividend from the current $0.38 per share to $0.40 per share[3]; the Firm repurchased $0.4 billion of common equity in the first quarter and is authorized to repurchase $6.5 billion of common equity through the first quarter of 2015

•	Fortress balance sheet maintained

▪	Basel III Tier 1 common[1,4] of $156 billion, or 9.5%

▪	Strong liquidity – High Quality Liquid Assets (“HQLA”)[5] of $538 billion

▪	Firm Supplementary Leverage Ratio ("SLR")[1,6] of 5.1% including the impact of the U.S. NPR announced this week

•	JPMorgan Chase supported consumers, businesses and our communities

▪	$455 billion of credit and capital raised in the first quarter[1]

◦	$47 billion of credit for consumers

◦	$5 billion of credit for U.S. small businesses

◦	$138 billion of credit for corporations

◦	$253 billion of capital raised for clients

◦	$12 billion of credit and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

▪	Hired over 6,700 U.S. veterans and service members since 2011

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1] For notes on non-GAAP financial measures, including managed basis reporting, see page 12. For additional notes on financial measures, see page 13.
[2] Percentage comparisons noted in the bullet points are calculated versus the prior-year first quarter.
[3] The Firm’s dividends are subject to the Board’s approval at the customary times those dividends are declared.
[4] Represents the estimated impact of Basel III Advanced fully phased-in capital rules the Firm will be subject to as of January 1, 2019.
5 HQLA is the estimated amount of assets that will qualify for inclusion in the Basel III Liquidity Coverage Ratio.
[6] Estimated.

JPMorgan Chase & Co.
News Release

New York, April 11, 2014 - JPMorgan Chase & Co. (NYSE: JPM) today reported net income for the first quarter of 2014 of $5.3 billion, compared with net income of $6.5 billion in the first quarter of 2013. Earnings per share were $1.28, compared with $1.59 in the first quarter of 2013. Revenue1 for the quarter was $23.9 billion, down 8% compared with the prior year. The Firm’s return on tangible common equity1 for the first quarter of 2014 was 13%, compared with 17% in the prior year.
As previously announced, the Board of Directors intends to increase the second-quarter common stock dividend to $0.40 per share3 from the current $0.38 per share; and the Board has also authorized the Firm to repurchase $6.5 billion of common equity commencing within the second quarter of this year through the end of the first quarter of 2015. During the first quarter of 2014, the Firm repurchased $0.4 billion of common equity. The Federal Reserve Board informed the Firm that it does not object to the Firm’s proposed 2014 capital distribution plan.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the financial results: “JPMorgan Chase had a good start to the year, given there were industry-wide headwinds in Markets and Mortgage. Consumer & Community Banking deposit growth and card sales volume both remain above the industry average2, and we have made significant progress in Business Banking originations – up 22%. The Corporate & Investment Bank was #1 in Global IB fees, with #1 positions in global debt and equity, global syndicated loans and global long-term debt. Gross investment banking revenue with Commercial Banking clients was up 31%. Asset Management had its twentieth consecutive quarter of positive net long-term client flows and had record loan balances, up 20%.”
Dimon continued: “We have growing confidence in the economy – consumers, corporations and middle market companies are in increasingly good financial shape and housing has turned the corner in most markets – and we are doing our part to support the recovery. JPMorgan Chase provided credit and raised capital of over $450 billion for our clients during the first quarter of 2014, which included $5 billion for U.S. small businesses.”
Dimon concluded: “As I said in my letter to shareholders this week, we will dedicate extraordinary effort in 2014 adapting to the new global financial architecture, and we will continue to make significant progress on our control agenda. We face the future with a strong foundation, a fortress balance sheet and excellent franchises built to serve our clients.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 12. The following discussion compares the first quarters of 2014 and 2013 unless otherwise noted. Footnotes in the sections that follow are described on page 13.

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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q13		1Q13
($ millions)	1Q14	4Q13	1Q13	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$10,460	$11,314	$11,615	$(854)	(8)%	$(1,155)	(10)%
Provision for Credit Losses	816	72	549	744	NM	267	49
Noninterest Expense	6,437	7,321	6,790	(884)	(12)	(353)	(5)
Net Income	$1,936	$2,372	$2,586	$(436)	(18)%	$(650)	(25)%
Discussion of Results:
Net income was $1.9 billion, a decrease of $650 million, or 25%, compared with the prior year, due to lower net revenue and higher provision for credit losses, partially offset by lower noninterest expense.
Net revenue was $10.5 billion, a decrease of $1.2 billion, or 10%, compared with the prior year. Net interest income was $7.0 billion, down $183 million, or 3%, driven by spread compression in Credit Card, Auto and Consumer & Business Banking, and by lower mortgage warehouse balances, largely offset by higher deposit balances. Noninterest revenue was $3.4 billion, a decrease of $972 million, or 22%, driven by lower mortgage fees and related income.
The provision for credit losses was $816 million, compared with $549 million in the prior year and $72 million in the prior quarter. The current-quarter provision reflected a $450 million reduction in the allowance for loan losses and total net charge-offs of $1.3 billion. The prior-quarter provision reflected a $1.2 billion reduction in the allowance for loan losses and total net charge-offs of $1.3 billion. The prior-year provision reflected a $1.2 billion reduction in the allowance for loan losses and total net charge-offs of $1.7 billion.
Noninterest expense was $6.4 billion, a decrease of $353 million, or 5%, from the prior year, driven by lower Mortgage Banking expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted; banking portal ranking is per compete.com, as of February 2014)

▪	Return on equity was 15% on $51.0 billion of average allocated capital[2].

▪	Average total deposits were $471.6 billion, up 7% from the prior year and 2% from the prior quarter.

▪	Record client investment assets were $195.7 billion, up 16% from the prior year and 4% from the prior quarter.

▪	Average Business Banking loans were $18.9 billion, up 1% from the prior year and 2% from the prior quarter. Originations were $1.5 billion, up 22% from the prior year and 16% from the prior quarter.

▪	Credit card sales volume[2] was $104.5 billion, up 10% from the prior year. General purpose credit card sales volume growth has outperformed the industry for 24 consecutive quarters[2].

▪	Merchant processing volume was $195.4 billion, up 11% from the prior year. Total transactions processed were 9.1 billion, up 10% from the prior year.

▪	Auto originations were $6.7 billion, up 3% from the prior year and 5% from the prior quarter.

▪	Mortgage originations were $17.0 billion, down 68% from the prior year and 27% from the prior quarter.

▪	Active mobile customers were up 24% over the prior year to 16.4 million, and Chase.com remains the #1 most visited banking portal in the U.S.

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Consumer & Business Banking net income was $740 million, an increase of $99 million, or 15%, compared with the prior year, due to higher net revenue, partially offset by higher noninterest expense and higher provision for credit losses.
Net revenue was $4.4 billion, up 5% compared with the prior year. Net interest income was $2.7 billion, up 5% compared with the prior year, driven by higher deposit balances, partially offset by deposit spread compression. Noninterest revenue was $1.7 billion, an increase of 4%, driven by higher investment revenue.
The provision for credit losses was $76 million, compared with $61 million in the prior year and $108 million in the prior quarter.
Noninterest expense was $3.1 billion, up 1% from the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 27% on $11.0 billion of average allocated capital.

▪	Ranked #1 in customer satisfaction among the largest banks for the second year in a row by American Customer Satisfaction Index (ACSI).

▪	Ranked #1 in small business banking customer satisfaction in three of the four regions (West, Midwest and South) by J.D. Power.

▪	Average total deposits were $458.5 billion, up 9% from the prior year and 3% from the prior quarter. Deposit growth is among the highest in the industry[2].

▪	Deposit margin was 2.27%, compared with 2.36% in the prior year and 2.29% in the prior quarter.

▪	Households[2] totaled 25.2 million, up 3% from the prior year and 1% from the prior quarter, reflecting strong customer retention.

Mortgage Banking net income was $114 million, a decrease of $559 million from the prior year, driven by lower net revenue and lower benefit from the provision for credit losses, partially offset by lower noninterest expense.
Net revenue was $1.6 billion, a decrease of $1.1 billion compared with the prior year. Net interest income was $1.1 billion, a decrease of $117 million, or 10%, driven by lower warehouse balances as well as lower loan balances due to portfolio runoff. Noninterest revenue was $511 million, a decrease of $1.0 billion, driven by lower mortgage fees and related income.
The provision for credit losses was a benefit of $23 million2, compared with a benefit of $198 million in the prior year. The current quarter reflected a $200 million reduction in the allowance for loan losses, reflecting continued improvement in home prices and delinquencies. The prior year included a $650 million reduction in the allowance for loan losses. Net charge-offs were $177 million, compared with $452 million in the prior year.
Noninterest expense was $1.4 billion, a decrease of $403 million, or 22%, from the prior year, due to lower headcount-related expense in production and servicing.

Mortgage Production pretax loss was $58 million, a decrease of $485 million from the prior year, reflecting lower revenue, partially offset by lower expense and lower repurchase losses. Mortgage production-related revenue, excluding repurchase losses, was $292 million, a decrease of $926 million, from the prior year and $202 million from the prior quarter, largely reflecting lower volumes. Production expense2 was $478 million, a decrease of $232 million from the prior year, predominantly due to lower headcount-related expense; and a decrease of $511 million from the prior quarter, predominantly due to the absence of non-MBS related legal expense. Repurchase losses for the current quarter reflected a benefit of $128 million, compared with

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losses of $81 million in the prior year.

Mortgage Servicing pretax loss was $270 million, compared with a pretax loss of $101 million in the prior year, reflecting a higher MSR risk management loss, largely offset by lower expenses. Mortgage net servicing-related revenue was $713 million, a decrease of $65 million from the prior year. MSR risk management was a loss of $401 million, which includes a negative $460 million fair value adjustment primarily related to higher capital allocated to the business, compared with a MSR risk management loss of $142 million in the prior year. Servicing expense2 was $582 million, a decrease of $155 million from the prior year, reflecting lower headcount-related expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Mortgage application volumes were $26.1 billion, down 57% from the prior year and 17% from the prior quarter.

▪	Period-end total third-party mortgage loans serviced were $803.1 billion, down 5% from the prior year and 2% from the prior quarter.

Real Estate Portfolios pretax income was $517 million, down $267 million from the prior year, due to a lower benefit from the provision for credit losses and lower net revenue.
Net revenue was $837 million, a decrease of $108 million, or 11%, from the prior year. This decrease was largely due to lower net interest income resulting from lower loan balances due to portfolio runoff.
The provision for credit losses was a benefit of $26 million, compared with a benefit of $202 million in the prior year. The current-quarter provision reflected a $200 million reduction in the non credit-impaired allowance for loan losses, reflecting continued improvement in home prices and delinquencies. The prior-year provision included a $650 million reduction in the allowance for loan losses from the non credit-impaired allowance. Net charge-offs were $174 million, compared with $448 million in the prior year. Home equity net charge-offs were $166 million (1.18% net charge-off rate1), compared with $333 million (2.04% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $13 million (0.75% net charge-off rate1), compared with net charge-offs of $67 million (3.34% net charge-off rate1). Net recoveries of prime mortgage, including option ARMs, were $7 million (0.06% net recovery rate1), compared with net charge-offs of $44 million (0.43% net charge-off rate1).
Noninterest expense was $346 million, a decrease of $17 million, or 5%, compared with the prior year, driven by lower foreclosed asset expense, partially offset by higher professional fees.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

▪	Mortgage Banking return on equity was 3% on $18.0 billion of average allocated capital.

▪	Average home equity loans were $75.7 billion, down $11.1 billion.

▪	Average mortgage loans were $91.4 billion, up $3.1 billion.

▪	Allowance for loan losses was $6.5 billion, compared with $9.9 billion.

▪	Allowance for loan losses to ending loans retained, excluding PCI loans[1], was 2.06%, compared with 3.66%.

Card, Merchant Services & Auto net income was $1.1 billion, a decrease of $190 million, or 15%, compared with the prior year, driven by lower net revenue and higher provision for credit losses.

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Net revenue was $4.5 billion, down $209 million, or 4%, compared with the prior year. Net interest income was $3.3 billion, down $202 million compared with the prior year, predominantly driven by spread compression in Credit Card and Auto. Noninterest revenue was $1.3 billion, down 1% from the prior year.
The provision for credit losses was $763 million, compared with $686 million in the prior year and $746 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a $250 million reduction in the allowance for loan losses. The prior-year provision included a $500 million reduction in the allowance for loan losses. The Credit Card net charge-off rate was 2.93%, down from 3.55% in the prior year and up from 2.86% in the prior quarter; the 30+ day delinquency rate was 1.61%, down from 1.94% in the prior year and 1.67% in the prior quarter. The Auto net charge-off rate was 0.32%, flat versus the prior year and down from 0.39% in the prior quarter.
Noninterest expense was $2.0 billion, up $26 million, or 1% from the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 23% on $19.0 billion of average allocated capital.

▪	#1 credit card issuer in the U.S. based on outstandings[2]; #1 global Visa issuer based on consumer and business credit card sales volume[2].

▪
Period-end Credit Card loan balances were $121.8 billion, flat compared with the prior year and down 5% from the prior quarter, reflecting seasonality. Credit Card average loans were $123.3 billion, flat compared with the prior year and down 1% from the prior quarter.

▪	Card Services net revenue as a percentage of average loans was 12.22%, compared with 12.83% in the prior year and 12.34% in the prior quarter.

▪	Average auto loans were $52.7 billion, up 5% from the prior year and 2% from the prior quarter.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				4Q13		1Q13
($ millions)	1Q14	4Q13	1Q13	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,606	$6,020	$10,140	$2,586	43%	$(1,534)	(15)%
Provision for Credit Losses	49	(19)	11	68	NM	38	345
Noninterest Expense	5,604	4,892	6,111	712	15	(507)	(8)
Net Income	$1,979	$858	$2,610	$1,121	131%	$(631)	(24)%
Discussion of Results:

Net income was $2.0 billion, down 24% compared with $2.6 billion in the prior year. These results primarily reflected lower revenue, partially offset by lower noninterest expense. Net revenue was $8.6 billion, down 15% compared with $10.1 billion in the prior year. Excluding the impact of a debit valuation adjustment (“DVA”) gain of $126 million in the prior year, net revenue was down 14% from $10.0 billion in the prior year, and net income was down 22% from $2.5 billion in the prior year.
Banking revenue was $2.7 billion, down 8% from the prior year. Investment banking fees were $1.4 billion, up 1% from the prior year. The increase was driven by higher advisory fees of $383 million, up 50% from the prior year on strong wallet share of completed transactions, as well as higher equity underwriting fees of $353 million, up 29% from the prior year on higher industry-wide wallet levels. These were partially offset by lower debt underwriting fees of $708 million, down 22% from the prior year reflecting lower industry-wide volumes of high-yield bond underwriting and loan syndications. Treasury Services revenue was $1.0 billion, down 3% compared with the prior year driven by lower trade finance revenue as well as the impact of business simplification initiatives. Lending revenue was $284 million, a decline from $498 million in the prior year primarily due to lower gains on securities received from restructured loans.
Markets & Investor Services revenue was $5.9 billion, down 18% from the prior year. Fixed Income Markets revenue of $3.8 billion was down 21% from the prior year on weaker performance across most products and lower levels of client activity compared to a stronger prior year. Equity Markets revenue of $1.3 billion was down 3% compared with the prior year, on lower derivatives revenue. Securities Services revenue was $1.0 billion, up 4% from the prior year primarily driven by higher net interest income on higher deposits and higher asset-based custody fees. Credit Adjustments & Other revenue was a loss of $197 million driven by losses on net credit valuation adjustments (“CVA”) as well as losses, net of hedges, related to funding valuation adjustments/DVA; prior year revenue was a gain of $99 million, mainly driven by DVA.
The provision for credit losses was $49 million, compared with $11 million in the prior year. The ratio of the allowance for loan losses to period-end loans retained was 1.23%, compared with 1.11% in the prior year. Excluding the impact of the consolidation of Firm-administered multi-seller conduits and trade finance loans, the ratio of the allowance for loan losses to period-end loans retained1 was 2.18%, compared with 2.17% in the prior year.
Noninterest expense was $5.6 billion, down 8% from the prior year, primarily driven by lower performance-based compensation. The compensation ratio was 33%.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

▪	Return on equity was 13% on $61.0 billion of average allocated capital.

▪	Overhead ratio was 65%.

▪	Ranked #1 in Global Investment Banking Fees for the three months ended March 31, 2014.

▪
Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #3 in Global Announced M&A; #3 in U.S. Announced M&A; and #3 in Global Equity and Equity-related, based on volume, for the three months ended March 31, 2014.

▪	Average client deposits and other third-party liabilities were $412.6 billion, up 15% from the prior year and down 2% from the prior quarter.

▪	Assets under custody were $21.1 trillion, up 10% from the prior year and 3% from the prior quarter.

▪	International revenue represented 50% of total revenue.

▪	Period-end total loans were $104.7 billion, down 11% from the prior year and 3% from the prior quarter. Nonaccrual loans were $251 million, down 58% from the prior year and 27% from the prior quarter.

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COMMERCIAL BANKING (CB)

Results for CB				4Q13		1Q13
($ millions)	1Q14	4Q13	1Q13	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,651	$1,847	$1,673	$(196)	(11)%	$(22)	(1)%
Provision for Credit Losses	5	43	39	(38)	(88)	(34)	(87)
Noninterest Expense	686	653	644	33	5	42	7
Net Income	$578	$693	$596	$(115)	(17)%	$(18)	(3)%
Discussion of Results:
Net income was $578 million, a decrease of $18 million, or 3%, compared with the prior year, reflecting an increase in noninterest expense and lower net revenue, partially offset by a lower provision for credit losses.
Net revenue was $1.7 billion, a decrease of $22 million, or 1%, compared with the prior year. Net interest income was $1.1 billion, a decrease of $45 million, or 4%, compared with the prior year, reflecting spread compression, higher funding costs on loan products, and lower purchase discounts recognized on loan repayments, partially offset by higher loan balances. Noninterest revenue was $558 million, an increase of $23 million, or 4%, compared with the prior year, driven by higher investment banking fees.
Revenue from Middle Market Banking was $698 million, a decrease of $55 million, or 7%, compared with the prior year. Revenue from Corporate Client Banking was $446 million, an increase of $13 million, or 3%, compared with the prior year. Revenue from Commercial Term Lending was $308 million, an increase of $17 million, or 6%, compared with the prior year. Revenue from Real Estate Banking was $116 million, an increase of $4 million, or 4%, compared with the prior year.
The provision for credit losses was $5 million, compared with $39 million in the prior year. Net recoveries were $14 million (0.04% net recovery rate), compared with net recoveries of $7 million (0.02% net recovery rate) in the prior year and net charge-offs of $25 million (0.07% net charge-off rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 1.95%, down from 2.05% in the prior year and down from 1.97% in the prior quarter. Nonaccrual loans were $485 million, down $184 million, or 28%, from the prior year, and down by $29 million, or 6%, from the prior quarter.
Noninterest expense was $686 million, up 7% compared with the prior year, largely reflecting higher control and headcount-related2 expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 17% on $14.0 billion of average allocated capital.

▪	Overhead ratio was 42%, compared with 38% in the prior year.

▪	Gross investment banking revenue (which is shared with the Corporate & Investment Bank) was $447 million, up 31% compared with the prior year and down 11% compared with the prior quarter.

▪	Average loan balances were $137.7 billion, up 6% compared with the prior year and 2% compared with the prior quarter.

▪	Period-end loan balances were $138.9 billion, up 7% compared with the prior year and 1% compared with the prior quarter.

▪	Average client deposits and other third-party liabilities were $202.9 billion, up 4% compared with the prior year and down 1% compared with the prior quarter.

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ASSET MANAGEMENT (AM)

Results for AM				4Q13		1Q13
($ millions)	1Q14	4Q13	1Q13	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,778	$3,179	$2,653	$(401)	(13)%	$125	5%
Provision for Credit Losses	(9)	21	21	(30)	NM	(30)	NM
Noninterest Expense	2,075	2,245	1,876	(170)	(8)	199	11
Net Income	$441	$568	$487	$(127)	(22)%	$(46)	(9)%

Discussion of Results:
Net income was $441 million, a decrease of $46 million, or 9%, from the prior year, reflecting higher noninterest expense, largely offset by higher net revenue.
Net revenue was $2.8 billion, an increase of $125 million, or 5%, from the prior year. Noninterest revenue was $2.2 billion, up $124 million, or 6%, from the prior year, due to net client inflows and the effect of higher market levels, partially offset by lower valuations of seed capital investments. Net interest income was $560 million, up $1 million, or flat to the prior year, due to higher loan and deposit balances, predominantly offset by narrower loan spreads.
Revenue from Private Banking was $1.5 billion, up 4% compared with the prior year. Revenue from Institutional was $500 million, down 12%. Retail was $769 million, up 20%.
Client assets were $2.4 trillion, an increase of $223 billion, or 10%, compared with the prior year. Assets under management were $1.6 trillion, an increase of $165 billion, or 11%, from the prior year, due to the effect of higher market levels and net inflows to long-term products. Custody, brokerage, administration and deposit balances were $746 billion, up $58 billion, or 8%, from the prior year, due to the effect of higher market levels and custody inflows, partially offset by brokerage outflows.
The provision for credit losses was a benefit of $9 million, compared with a provision for credit losses of $21 million in the prior year.
Noninterest expense was $2.1 billion, an increase of $199 million, or 11%, from the prior year, primarily due to higher headcount-related2 expense and costs related to the control agenda.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 20% on $9.0 billion of average allocated capital.

▪	Pretax margin[2] was 26%, down from 29% in the prior year.

▪
For the 12 months ended March 31, 2014, assets under management reflected net inflows of $72 billion, driven by net inflows of $80 billion to long-term products and net outflows of $8 billion from liquidity products. For the quarter, net inflows were $14 billion, driven by net inflows of $20 billion to long-term products and net outflows of $6 billion from liquidity products.

▪	Net long-term client flows were positive for the twentieth consecutive quarter.

▪	Assets under management ranked in the top two quartiles for investment performance were 67% over 5 years, 68% over 3 years and 65% over 1 year.

▪	Customer assets in 4 and 5 Star-rated funds were 47% of all rated mutual fund assets.

▪	Client assets were $2.4 trillion, a record, up 10% from the prior year and 2% from the prior quarter.

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▪	Average loans were $95.7 billion, a record, up 20% from the prior year and 3% from the prior quarter.

▪	Period-end loans were $96.9 billion, a record, up 19% from the prior year and 2% from the prior quarter.

▪	Average deposits were $149.4 billion, a record, up 7% from the prior year and 4% from the prior quarter.

▪	Period-end deposits were $147.8 billion, a record, up 6% from the prior year and 1% from the prior quarter.

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				4Q13		1Q13
($ millions)	1Q14	4Q13	1Q13	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$368	$1,752	$(233)	$(1,384)	(79)%	$601	NM
Provision for Credit Losses	(11)	(13)	(3)	2	15	(8)	(267)
Noninterest Expense	(166)	441	2	(607)	NM	(168)	NM
Net Income	$340	$787	$250	$(447)	(57)%	$90	36%

Discussion of Results:
Net income was $340 million, compared with net income of $250 million in the prior year.
Private Equity reported net income of $215 million, compared with a net loss of $182 million in the prior year. Net revenue was $363 million, compared with a loss of $276 million in the prior year, primarily due to net valuation gains on public and private investments and gains from sales.
Treasury and CIO reported a net loss of $94 million, compared with net income of $24 million in the prior year. Net revenue was $2 million, compared with $113 million in the prior year. Current-quarter net interest income was a loss of $87 million, compared with a loss of $472 million in the prior year, reflecting the benefit of higher interest rates and reinvestment opportunities.
Other Corporate reported net income of $219 million, compared with net income of $408 million in the prior year. The current quarter included an after tax impact of approximately $90 million for writing down deferred tax assets following New York State tax law changes enacted March 31, 2014. The prior year included an after-tax benefit of $227 million for tax adjustments.

JPMORGAN CHASE (JPM)(*)

Results for JPM				4Q13		1Q13
($ millions)	1Q14	4Q13	1Q13	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$23,863	$24,112	$25,848	$(249)	(1)%	$(1,985)	(8)%
Provision for Credit Losses	850	104	617	746	NM	233	38
Noninterest Expense	14,636	15,552	15,423	(916)	(6)	(787)	(5)
Net Income	$5,274	$5,278	$6,529	$(4)	-	$(1,255)	(19)%
(*) Presented on a managed basis. See notes on page 12 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $22,993 million, $23,156 million, and $25,122 million for the first quarter of 2014, fourth quarter of 2013, and first quarter of 2013, respectively.

Discussion of Results:
Net income was $5.3 billion, down $1.3 billion from the prior year. The decrease was driven by lower net

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revenue and higher provision for credit losses, partially offset by lower noninterest expense.
Net revenue was $23.9 billion, down $2.0 billion, or 8%, compared with the prior year. Noninterest revenue was $13.0 billion, down $1.8 billion, or 12%, compared with the prior year. Net interest income was $10.9 billion, down $202 million, or 2%, compared with the prior year, reflecting the impact of lower loan yields and lower trading and investment securities balances, predominantly offset by higher investment securities yields, lower long term debt and deposit interest expense.
The provision for credit losses was $850 million, up $233 million from the prior year. The total consumer provision for credit losses was $807 million, compared with $545 million in the prior year. The current-quarter consumer provision reflected a $449 million reduction in the allowance for loan losses, compared to a $1.1 billion reduction in the prior year. The current-quarter consumer allowance release primarily reflects lower estimated losses in the mortgage and credit card portfolios. Consumer net charge-offs were $1.3 billion, compared with $1.7 billion in the prior year, resulting in net charge-off rates of 1.42% and 1.92%, respectively. The wholesale provision for credit losses was $43 million, compared with $72 million in the prior year. Wholesale net charge-offs were $13 million, compared with net charge-offs of $35 million in the prior year, resulting in net charge-off rates of 0.02% and 0.05%, respectively. The Firm’s allowance for loan losses to period-end loans retained1 was 1.75%, compared with 2.27% in the prior year. The Firm’s nonperforming assets totaled $9.5 billion, down from the prior quarter and prior year levels of $9.7 billion and $11.7 billion, respectively.
Noninterest expense was $14.6 billion, down $787 million, or 5%, compared with the prior year, primarily driven by lower performance-based compensation in CIB and lower mortgage production and servicing expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Basel III Tier 1 common ratio[1] was 9.5%.

▪	Headcount was 246,994, a decrease of 8,904, compared with the prior year.

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1.	Notes on non-GAAP financial measures:

a.
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's consolidated results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total consolidated net revenue for the Firm (and for each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on consolidated net income/(loss) as reported by the Firm or on net income/(loss) as reported by the lines of business.

b.
The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-offs and net charge-off rates exclude the impact of PCI loans.

c.
Tangible common equity (“TCE”) and return on tangible common equity (“ROTCE”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s earnings as a percentage of TCE. TCE and ROTCE are meaningful to the Firm, as well as analysts and investors, in assessing the Firm’s use of equity, as well as facilitating comparisons of the Firm with competitors.

d.
Tier 1 common capital and the Tier 1 common ratio under the Basel III Advanced Fully Phased-In rules are each non-GAAP financial measures. Additionally, the supplemental leverage ratio (“SLR”) under Basel III rules is a non-GAAP financial measure. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on Tier 1 common and the Tier 1 common ratio under the Basel III Advanced Fully Phased-In rules, and the SLR under Basel III rules, see Regulatory capital on pages 161-165 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2013.

e.	The CIB provides non-GAAP financial measures, as such measures are used by management to assess the underlying performance of the business and for comparability with peers.

•
The ratio for the allowance for loan losses to end-of-period loans is calculated excluding the impact of consolidated Firm-administered multi-seller conduits and trade finance loans, to provide a more meaningful assessment of CIB’s allowance coverage ratio.

•
Prior to January 1, 2014, the CIB provided non-GAAP financial measures excluding the impact of FVA (effective fourth quarter 2013) and DVA on net revenue and net income. Beginning in the first quarter 2014, the Firm did not exclude FVA and DVA from its assessment of business performance; however, the Firm continued to present these non-GAAP measures for the periods prior to January 1, 2014, as they reflected how management assessed the underlying business performance of the CIB in those prior periods.

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2.	Additional notes on financial measures:

a.	Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b.	Consumer & Community Banking allocated equity includes $3.0 billion of operational risk capital held at the Consumer & Community Banking level related to legacy mortgage servicing matters.

c.	Consumer & Business Banking deposit rankings are based on the Firm's and peer disclosures as of the fourth quarter of 2013.

d.
A household is a collection of individuals or entities aggregated together by name, address, tax identifier and phone. Consumer & Business Banking households are households that have a personal or business deposit, personal investment or business credit relationship with Chase. Reported on a one-month lag.

e.
Mortgage Banking provision for credit losses is included in the functional results of Real Estate Portfolios, in production expense in Mortgage Production, and in core servicing expense in Mortgage Servicing.

f.
Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of the fourth quarter of 2013.

g.
Asset Management pretax margin represents income before income tax expense divided by total net revenue which is, in management's view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of Asset Management against the performance of its peers.

h.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Corporate & Investment Bank and Commercial Banking.

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News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services Firm and one of the largest banking institutions in the United States of America (U.S.), with operations worldwide; the Firm has $2.5 trillion in assets and $219.7 billion in stockholders’ equity. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the U.S. and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about J.P. Morgan’s capabilities can be found at jpmorgan.com and about Chase’s capabilities at chase.com. Information about the Firm is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern Time) to present first-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on April 11, 2014 through midnight, April 28, 2013 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 2728590. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.'s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.'s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission's website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
					1Q14 Change
SELECTED INCOME STATEMENT DATA	1Q14		4Q13	1Q13	4Q13	1Q13
Reported Basis
Total net revenue	$22,993		$23,156	$25,122	(1)%	(8)%
Total noninterest expense	14,636		15,552	15,423	(6)	(5)
Pre-provision profit	8,357		7,604	9,699	10	(14)
Provision for credit losses	850		104	617	NM	38
NET INCOME	5,274		5,278	6,529	-	(19)

Managed Basis (a)
Total net revenue	23,863		24,112	25,848	(1)	(8)
Total noninterest expense	14,636		15,552	15,423	(6)	(5)
Pre-provision profit	9,227		8,560	10,425	8	(11)
Provision for credit losses	850		104	617	NM	38
NET INCOME	5,274		5,278	6,529	-	(19)

PER COMMON SHARE DATA
Net income: Basic	1.29		1.31	1.61	(2)	(20)
Diluted	1.28		1.30	1.59	(2)	(19)
Cash dividends declared	0.38		0.38 (i)	0.30	-	27
Book value	54.05		53.25	52.02	2	4
Tangible book value (b)	41.73		40.81	39.54	2	6

Closing share price (c)	60.71		58.48	47.46	4	28
Market capitalization	229,770		219,657	179,863	5	28

COMMON SHARES OUTSTANDING
Average: Basic	3,787.2		3,762.1	3,818.2	1	(1)
Diluted	3,823.6		3,797.1	3,847.0	1	(1)
Common shares at period-end	3,784.7		3,756.1	3,789.8	1	-

FINANCIAL RATIOS (d)
Return on common equity ("ROE")	10%		10%	13%
Return on tangible common equity ("ROTCE") (b)	13		14	17
Return on assets	0.89		0.87	1.14
Return on risk-weighted assets (e)(f)	1.51	(h)	1.52	1.88

CAPITAL RATIOS (f)
Tier 1 capital ratio	12.1	(h)	11.9	11.6
Total capital ratio	14.6	(h)	14.4	14.1
Tier 1 common capital ratio	10.9	(h)	10.7	10.2

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,476,986		$2,415,689	$2,389,349	3	4
Loans:
Consumer, excluding credit card loans	288,168		289,063	290,082	-	(1)
Credit card loans	121,816		127,791	121,865	(5)	-
Wholesale loans	320,987		321,564	316,939	-	1
Total Loans	730,971		738,418	728,886	(1)	-
Deposits	1,282,705		1,287,765	1,202,507	-	7
Long-term debt (g)	274,512		267,889	268,361	2	2
Common stockholders' equity	204,572		200,020	197,128	2	4
Total stockholders' equity	219,655		211,178	207,086	4	6

Loans-to-deposits ratio	57%		57%	61%

Headcount	246,994		251,196	255,898	(2)	(3)

LINE OF BUSINESS NET INCOME
Consumer & Community Banking	$1,936		$2,372	$2,586	(18)	(25)
Corporate & Investment Bank	1,979		858	2,610	131	(24)
Commercial Banking	578		693	596	(17)	(3)
Asset Management	441		568	487	(22)	(9)
Corporate/Private Equity	340		787	250	(57)	36
NET INCOME	$5,274		$5,278	$6,529	-	(19)

(a)	For a further discussion of managed basis, see Note (a) on page 12.

(b)
Tangible book value per share and ROTCE are non-GAAP financial measures. Tangible book value per share represents tangible common equity divided by period-end common shares. ROTCE measures the Firm's annualized earnings as a percentage of tangible common equity. For further discussion of these measures, see page 35 of the Earnings Release Financial Supplement.

(c)	Share price shown is from the New York Stock Exchange. The common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	Return on Basel risk-weighted assets is annualized earnings divided by average risk-weighted assets.

(f)	Basel III rules became effective on January 1, 2014; all prior period data is based on Basel I rules. For a further discussion, see page 33 of the Earnings Release Financial Supplement.

(g)	Included unsecured long-term debt of $206.1 billion, $199.4 billion and $206.1 billion for the periods ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

(h)	Estimated.

(i)	On May 21, 2013, the Board of Directors increased the quarterly common stock dividend from $0.30 to $0.38 per share.